Exhibit 99

NETSOLVE, INCORPORATED ANNOUNCES FIRST QUARTER RESULTS

Company Delivers Strong Sequential and Year-over-Year Growth in Core

Recurring Management Revenues

Austin, Texas, July 22, 2004 – NetSolve, Incorporated (NASDAQ: NTSL), a premier provider of IT infrastructure management services, today announced financial results for its first quarter ended June 30, 2004.

Total management revenues from the company’s core (or non-carrier) business during the first fiscal quarter increased 6% over the prior quarter, and 19% over the same quarter a year ago. The total monthly billing value for the Company’s core business recurring management services, including orders pending installation, increased by 9% over the end of the prior quarter, and 35% over the end of the same quarter a year ago. Total revenues for the company’s fiscal 2005 first quarter were $10.1 million compared to $10.4 million for the prior quarter. The decline was anticipated due to reduced carrier business, related specifically to the substantial completion of the transition under the AT&T managed router services contract to AT&T internal centers in the prior quarter.

First Quarter Highlights:

•	Recurring management revenues from the core business at the end of the first quarter grew 10% over the end of the prior quarter and 18% over the end of the same quarter a year ago. Orders from the company’s core business represented 91% of the total orders during the quarter.

•	Recurring management revenues from non-WAN services at the end of the first quarter grew 21% over the end of the prior quarter and 54% over the end of the same quarter a year ago.

•	Recurring management revenues from customers purchasing multiple services at the end of the first quarter grew 13% over the end of the prior quarter and 36% over the end of the same quarter a year ago.

•	Billed and unbilled backlog for the core business reached record levels during the quarter, growing 9% sequentially.

•	New orders for security services reached record levels during the quarter, with 35% of these orders coming from existing customers, as more businesses are beginning to treat security as an infrastructure concern rather than as a stand-alone perimeter issue or point solution.

Commenting on the quarter, David Hood, the company’s president and chief executive officer stated, “We are encouraged by the increasing acceptance of our strategy and solutions in the market as evidenced by strong sequential and annual growth in core recurring management revenues. We also are pleased that we exceeded our guidance for both revenue and operating income for the first quarter. While there is much work to be done, we continue actively expanding and delivering our suite of solutions targeted at securely managing the ever-changing and complex IT infrastructure for today’s business.”

Financial Results

Recurring network management services revenues were $7.9M, flat sequentially, and a decrease of 10.3% from the prior year quarter. Total network management services revenues declined to $8.8M, a 1.8% sequential decrease and a 12.3% decrease as compared to the same quarter a year ago. Total revenues for the quarter were $10.1M.

Operating loss for the first quarter of fiscal 2005 was $674,000 as compared with an operating loss of $555,000 in the same quarter a year ago and $308,000 last quarter. Net loss per share for the quarter equaled $0.03 as compared to net loss of $0.02 per share for the same quarter a year ago.

Cash and short-term investments at June 30, 2004 were $40.8M and the company generated $831,000 in cash from operations during the quarter. Average days sales outstanding improved to 35 days.

Business Outlook

“Our growth strategy and vision are resonating in the market and we continue to grow non-WAN, multiple services and core revenues,” stated Hood. “We are doing this by expanding our competencies and technology with a roadmap to manage the entire IT stack and to solve more complexity for our customers. We are executing a plan focused on delivering remote IT infrastructure management services through leading channel partners. While these channel partner relationships take time to mature, I am encouraged by our progress.”

With respect to guidance for the second fiscal quarter, the company expects:

•	Management revenues will be between $8.7 million and $8.8 million.

•	An operating loss of $900,000, inclusive of certain one-time project fees.

About NetSolve

NetSolve is a leading provider of IT infrastructure management services for the enterprise. Using dynamic tools, an “own the problem” process and top-caliber engineers, NetSolve remotely monitors, diagnoses and solves a range of critical IT infrastructure issues. Offering proven remote management solutions since 1994, NetSolve provides remote operational management to over 800 companies in over 70 countries. NetSolve: www.netsolve.com or 800/NETSOLVE.

Forward Looking Statements

This earnings release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We sometimes identify forward-looking statements with such words as “intends”, “believes”, “expects”, “views,” “anticipates” or similar words indicating future events. Such statements include all of the section entitled, “Business Outlook,” as well as our ability to expand and deliver our suite of solutions, our ability to develop and maintain effective channel partner relationships, and our expected future results. Such factors include, but are not limited to, general economic and business conditions, conditions affecting the industries served by the Company, the size and growth of the industry, conditions affecting the Company’s customers, resellers, partners and suppliers, the effect of national and international political and economic conditions, the ability and willingness of resellers and other partners to devote their resources to sales of our services, the ability of our sales force to increase sales, competition, our relationships with resellers and other channel partners, the market acceptance of the Company’s services including any expanded service offerings, and other factors disclosed in the Company’s subsequent filings with the Securities and Exchange Commission, which are incorporated herein by this reference. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Any forward-looking statement speaks only as of the date on which such statement was made, and NetSolve does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made, or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Investor Relations:

Melissa Mines

NetSolve, Incorporated

512.340.3224

melissa_mines@netsolve.com

Tables Follow

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NetSolve, Incorporated

(NASDAQ: NTSL)

Earnings and Conference Call Announcement: Fiscal Quarter ended June 30, 2004

You are invited to participate in a conference call to review NetSolve’s first quarter results for fiscal year 2005.

The conference call will be held on Friday, July 23, 2004 at 10:00 a.m. CT/11:00 a.m. ET

Mr. David Hood, president and chief executive officer will serve as the chairperson and Mr. Ken Kieley, vice president and chief financial officer and secretary will present financial information. Prepared remarks will take approximately 30 minutes and will be followed by a brief question and answer period.

You can participate in the conference call by dialing 800.644.8660 or 877.356.3975. The access code is 8764220. Additionally, you can listen to the conference call simultaneously via Webcast at http://www.netsolve.com/investor/audiovideo.html.

A replay of the call will be available by dialing 800.642.1687 or 706.645.9291. The access code, 18764220, will be operational from Friday, July 23, 2004 to Friday, July 30, 2004.

Worksheets that provide additional operating metrics will be available in advance of the call on Thursday, July 22, 2004 after earnings have been announced at http://www.netsolve.com/investor/presentations.html.

If you would like to have information emailed to you in the future, please send your email address to investor@netsolve.com or fax to 512.340.3008 and we will add you to our distribution list.

NETSOLVE, INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	3/31/2004	6/30/2004
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,885	$9,972
Short-term investments	20,085	30,870
Restricted cash	358	358
Accounts receivable, net of allowance for doubtful accounts of $303 at March 31, 2004 and $398 at June 30, 2004	4,696	3,387
Prepaid expenses and other assets	3,001	2,067
Deferred tax assets	672	672

Total current assets	48,697	47,326

Property and equipment:
Computer equipment and software	12,553	12,926
Furniture, fixtures and leasehold improvements	5,115	5,115
Other equipment	523	423

	18,191	18,464
Less accumulated depreciation and amortization	(11,979)	(12,756)

Net property and equipment	6,212	5,708

Deferred tax assets, net of current portion	3,053	3,308
Other assets	—	41

Total assets	$57,962	$56,383

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$961	$652
Accrued liabilities	1,649	1,158
Accrued employee liabilities	814	483
Future rentals for idle facility	73	71
Deferred revenue	387	19

Total current liabilities	3,884	2,383

Stockholders’ equity:
Common stock, $.01 par value; 25,000,000 shares authorized at March 31, 2004 and June 30, 2004; 16,085,635 issued and 11,628,149 outstanding at March 31, 2004 and 16,123,885 issued and 11,666,399 outstanding at June 30, 2004	160	161
Additional paid-in capital	84,831	85,150
Treasury stock	(30,888)	(30,888)
Retained earnings (accumulated deficit)	(25)	(423)

Total stockholders’ equity	54,078	54,000

Total liabilities and stockholders’ equity	$57,962	$56,383

NETSOLVE, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three Months Ended
	6/30/2003	6/30/2004
	(unaudited)
Revenues:
IT infrastructure management services	$10,052	$8,811
Maintenance and equipment	2,479	1,299

Total revenues	12,531	10,110

Costs of revenues:
IT infrastructure management services	6,198	5,528
Maintenance and equipment	1,803	852

Total costs of revenues	8,001	6,380

Gross profits:
IT infrastructure management services	3,854	3,283
Maintenance and equipment	676	447

Total gross profits	4,530	3,730

Operating expenses:
Development	1,480	1,089
Selling and marketing	2,091	2,177
General and administrative	1,514	1,138

Total operating expenses	5,085	4,404

Operating loss	(555)	(674)

Other income (expense):
Interest income	165	75
Interest expense	—	—
Other, net	—	(3)

Total other income	165	72

Loss before income taxes	(390)	(602)
Income tax benefit	(152)	(204)

Net loss	$(238)	$(398)

Basic net loss per share	$(0.02)	$(0.03)
Weighted average shares used in basic per share calculation	11,393	11,644

Diluted net loss per share	$(0.02)	$(0.03)
Weighted average shares used in diluted per share calculation	11,393	11,644